              As filed with the Securities and Exchange Commission
                             on___________ __, 2000
                      Registration No. 333-_______________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                          CHURCHILL DOWNS INCORPORATED
             (Exact name of registrant as specified in its charter)

     Kentucky                                                61-0156015
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification No.)

                               700 Central Avenue
                           Louisville, Kentucky 40208
                                 (502) 636-4400
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)


                           Thomas H. Meeker, President
                          Churchill Downs Incorporated
                               700 Central Avenue
                           Louisville, Kentucky 40208
                                 (502) 636-4400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Robert A. Heath, Esq.
                             Wyatt, Tarrant & Combs
                               2800 Citizens Plaza
                           Louisville, Kentucky 40202
                                 (502) 562-7201

              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                            [ ]




                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of each class           Amount                       Proposed maximum             Proposed maximum              Amount of
of securities                 to be                        offering price               aggregate offering            registration
to be registered              registered                   per share<F1>                   price<F1>                  fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                 200,000                      $22.84                       $4,568,000                    $1,205.95
no par value and              shares
associated Preferred
Share Purchase
Rights<F2>
------------------------------------------------------------------------------------------------------------------------------------

<F1>Estimated  solely for the purpose of computing the registration fee pursuant to Rule 457. The maximum offering price per share is based on the average of the bid and ask price of the Common Stock as reported by the Nasdaq National Market on August 8, 2000, pursuant to Rule 457(c).

<F2>The  Preferred  Share  Purchase  Rights,  prior to the occurrence of certain events, are not evidenced separately from the Common Stock.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              Subject to Completion

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS WILL BE COMPLETED OR AMENDED. WE FILED A REGISTRATION STATEMENT RELATING TO THE COMMON STOCK WITH THE SEC. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                          CHURCHILL DOWNS INCORPORATED
                               700 CENTRAL AVENUE
                           LOUISVILLE, KENTUCKY 40208
                                 (502) 636-4400
                         200,000 SHARES OF COMMON STOCK

         Churchill Downs Incorporated common stock is listed on the Nasdaq National Market under the symbol "CHDN". As used in this prospectus, the term "Churchill Downs" means Churchill Downs Incorporated and its subsidiaries, unless the context indicates a different meaning, and the term "common stock" means Churchill Downs' common stock. The reported last sale price of the Common Stock on the Nasdaq National Market was $22.94 per share on August 8, 2000.

         These shares of common stock are being sold by TVI Corp., the selling stockholder. We will not receive any part of the proceeds from the sale. The selling stockholder may offer its shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will pay all the expenses of the registration of common stock by the selling shareholder, other than underwriting discounts and commissions, brokerage fees and similar compensation and transfer taxes, if any. We estimate these expenses will be $32,200.

         The selling stockholder obtained its shares of common stock on April 21, 1998 in connection with our acquisition of a subsidiary from the selling stockholder.

         Investing in the common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is __________ __, 2000

                                TABLE OF CONTENTS

                                                                            Page

FORWARD-LOOKING STATEMENTS.....................................................2

RISK FACTORS...................................................................2

WHERE YOU CAN FIND MORE INFORMATION...........................................13

THE COMPANY...................................................................15

USE OF PROCEEDS...............................................................15

SELLING STOCKHOLDER...........................................................15

PLAN OF DISTRIBUTION..........................................................16

DESCRIPTION OF CAPITAL STOCK..................................................18

LEGAL MATTERS.................................................................20

EXPERTS.......................................................................20

                           FORWARD-LOOKING STATEMENTS

         Information incorporated by reference or made in this prospectus under the captions "Risk Factors" and elsewhere contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are set forth under the caption "Rick Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. THE MOST SIGNIFICANT RISKS AND UNCERTAINTIES WE FACE ARE DESCRIBED BELOW, BUT THEY ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US, THAT WE CURRENTLY DEEM IMMATERIAL OR THAT ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN OUR INDUSTRY OR BUSINESS IN GENERAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AS A RESULT OF VARIOUS RISKS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. PLEASE REFER TO "FORWARD-LOOKING STATEMENTS" ABOVE.

OUR PENDING ACQUISITION OF ARLINGTON INTERNATIONAL RACECOURSE POSES A NUMBER OF SIGNIFICANT RISKS.

On June 23, 2000, we entered into an agreement with Duchossois Industries, Inc. to acquire Arlington International Racecourse. Pursuant to the agreement, subsidiaries owned by us will merge into Arlington International Racecourse Inc., Arlington Management Services Inc. and Turf Club of Illinois Inc.
(referred to as "Arlington" or the "Arlington Companies"). As wholly owned subsidiaries of Duchossois Industries, the Arlington Companies hold and operate the Chicago-area racetrack and five off-track betting and pari-mutuel operations in Illinois.

Under the terms of the agreement, we will issue 3.15 million shares of our common stock upon closing to Duchossois Industries. The agreement also specifies the issuance of up to an additional 1.25 million shares of our common stock to Duchossois Industries depending on certain developments and conditions over a future period. Duchossois Industries has entered into a stockholder agreement that will provide for restrictions on the voting and transfer of the shares of our common stock received in the transaction. The transaction remains subject to customary closing conditions, including the approval of the Illinois Racing Board and approval of our shareholders at a special meeting that is expected to be held during the third quarter. Assuming those conditions are met, closing of the transaction is expected promptly following the special shareholders' meeting.

         FINANCIAL STATUS OF ARLINGTON. Because the Arlington Companies did not conduct live racing operations during the 1998 and 1999 racing seasons, they have a limited recent operating history and future operating results are uncertain. Arlington suspended its live racing operations as of the close of its meet in 1997 and only re-opened on May 14, 2000. As a result of this lack of recent operating history, there can be no assurance that Arlington will be able to operate at or above historical levels.

         LITIGATION REGARDING PROPOSED ROSEMONT CASINO. The Arlington Companies may lose the right to receive significant benefits under Illinois legislation presently being challenged in court, which would reduce the revenues and profitability of the Arlington Companies. In 1999, the State of Illinois enacted legislation which provides significant benefits to Illinois horse racing tracks. For example, the legislation provides for pari-mutuel tax relief and related tax credits for Illinois racetracks. In addition, the legislation provides for subsidies to Illinois horse racing tracks from revenues generated by the relocation of a license to operate a riverboat casino gaming facility. Currently, the proposed site for the license is Rosemont, Illinois, a suburb of Chicago. It is not possible to calculate the exact amount of subsidies that the proposed Rosemont casino will generate if opened; however, it is expected that the subsidies will be substantial. The Arlington Companies' share of subsidies from the proposed Rosemont casino under the 1999 legislation is expected to range from $4.6 million to $8.0 million annually, based on publicly available sources. Of the 4,400,000 shares of common stock to be issued in the mergers, up to 1,250,000 of the shares will be issued only after the proposed Rosemont casino opens and subsidies have been distributed for one year.

The 1999 legislation is currently the subject of a lawsuit pending in Illinois state court. This lawsuit alleges that the 1999 legislation is unconstitutional under state and federal law because it, among other things, provides for minimum minority and female ownership requirements for the proposed relocated riverboat casino. An Illinois trial court judge has stated that the pending lawsuit raises a "fair question" as to the constitutionality of the legislation. If any provision of the 1999 legislation is found unconstitutional, the entire 1999 legislation likely will be voided under Illinois law, with a corresponding loss of tax benefits and expected subsidies for the Arlington Companies. In addition, the owners of the proposed Rosemont casino are defendants in a federal lawsuit that threatens their ownership interests. This lawsuit does not raise a constitutional challenge to the 1999 legislation. However, this lawsuit, as well as the previously mentioned lawsuit, could indefinitely delay the opening of any Rosemont casino, with a resulting delay in the expected subsidies for Arlington.

Furthermore, the subsidies and tax benefits conferred by the 1999 legislation could be reduced or eliminated completely by the Illinois legislature, even if the 1999 legislation is not declared unconstitutional. Casino gaming and horse racing generate substantial debate in the Illinois legislature, and it is possible that legislation will be proposed in the future that would seek to eliminate or reduce the benefits conferred by the 1999 legislation. Any significant reduction in the benefits conferred by the State of Illinois could potentially reduce the number of live racing dates that Arlington could support or cause a shutdown of the facility.


         INTEGRATION AND TRANSACTION EXPENSES. The mergers will result in costs of integration and transaction expenses that could adversely affect the combined company's financial results. If the benefits of the mergers do not exceed the costs associated with the mergers, including dilution to our shareholders resulting from the issuance of shares of our common stock in connection with the mergers, the combined company's financial results could be adversely affected. Although Churchill Downs and Arlington estimate that they will incur total transaction costs of approximately $1.6 million associated with the mergers, actual costs may substantially exceed the parties' estimates. In addition, unexpected expenses associated with integrating the two companies may arise.


         DILUTION. Our shareholders face dilution as a result of the mergers and the issuance of shares of common stock to be issued to Duchossois Industries in the mergers. On a pro forma basis prepared for periods during which Arlington had no live racing operations, the closing of the mergers will have a dilutive effect on our earnings per share for the fiscal year ended December 31, 1999. The extent of dilution to our shareholders with respect to future earnings per share and book value per share will depend on the actual results we achieve following the mergers as compared to the results that we could have achieved on a stand-alone basis over the same period in the absence of the mergers. No assurance can be given as to such future results and, accordingly, as to whether the mergers will ultimately be dilutive to our shareholders with respect to future earnings per share or book value per share.

         IMPACT ON CORPORATE GOVERNANCE. Our shareholders face dilution of voting control as a result of the issuance of shares of common stock. Our current shareholders control Churchill Downs through their ability to elect our Board of Directors and to vote on various matters affecting Churchill Downs. Assuming all shares of common stock issuable pursuant to the Merger Agreement are issued, Duchossois Industries will hold approximately 30.7% of our common stock on a fully diluted basis, after giving effect to the mergers. As a result, the contemplated issuance of shares of common stock in connection with the mergers would have the effect of substantially reducing the percentage voting interest in Churchill Downs represented by a share of common stock immediately prior to such shares' issuance.

The substantial ownership of common stock by Duchossois Industries following the mergers will provide it with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by our shareholders. In the election of directors, a shareholder is entitled by Kentucky law to exercise cumulative voting rights; that is, the shareholder is entitled to cast as many votes as equals the number of shares owned by the shareholder multiplied by the number of directors to be elected and may cast all such votes for a single nominee or distribute them among the nominees in any manner that the shareholder desires. In addition, pursuant to a stockholder's agreement to be entered into at the closing of the mergers, Duchossois Industries will have the right to initially designate three individuals for election to our Board of Directors, and it will have the right to designate a fourth individual for election to our Board of Directors if the additional 1,250,000 shares are issued. The stockholder's agreement will contain restrictions on the ability of Duchossois Industries to vote its shares of common stock, but there are exceptions to the restrictions which would allow Duchossois Industries to vote its shares in its own self-interest. In such situations, Duchossois Industries would have a substantial influence over the result of any such matter submitted for approval by our shareholders.


         RESALES OF COMMON STOCK. Upon receipt of the requisite shareholder approval, we will issue up to 4,400,000 shares of common stock, or approximately 30.7% of our outstanding shares of common stock on a fully diluted basis, after giving effect to the mergers, as the consideration for the acquisition of the Arlington Companies. All of the shares of common stock proposed to be issued will be considered "restricted securities" under federal and state securities laws. Consequently, the transferability of such shares by their holders will be limited during the two years following their date of issuance, and will remain limited thereafter to the extent such shares are held by our affiliates. In addition, pursuant to the stockholder's agreement, the transferability of the shares of common stock is restricted beyond the limits imposed by federal and state securities laws. However, the holders of the shares are permitted to transfer shares to some degree. Sales of common stock as permitted by the stockholder's agreement could adversely affect the prevailing market price of our common stock.

THE SIGNIFICANT COMPETITION WE FACE FROM OTHER GAMING AND ENTERTAINMENT OPERATIONS COULD DECREASE OUR REVENUES AND PROFITS.

We operate in a highly competitive industry. We compete for patrons with other sports, entertainment and gaming operations, including land-based, riverboat and cruise ship casinos, and state lotteries. Competition in the gaming industry is likely to increase due to limited opportunities for growth in new markets. If we lose customers for any reason, including the factors discussed below, our revenues and profits may decrease.

         CHALLENGES FACING HORSE RACING. Nationally, fewer patrons are attending and wagering at live horse races. We believe this decline has resulted primarily from competing forms of entertainment and gaming and from an increasing unwillingness of customers to travel a significant distance to racetracks, in part due to the availability of off-track wagering. Because of the decline in on-track attendance and wagering, racetracks increasingly rely on simulcasting and off-track wagering. The industry-wide focus on simulcasting and off-track wagering has increased competition among racetracks for outlets for their live races. A decline in consumer interest in horse racing, a continued decrease in on-track attendance and wagering or increased competition in the simulcast wagering market could lower our revenues and profits.

         RIVERBOAT AND CRUISE SHIP CASINOS. We directly compete with the riverboat and cruise ship casinos that operate near our wagering facilities. There are currently four Indiana-based and one Illinois-based riverboat casinos on the Ohio River bordering Kentucky. Indiana has recently approved a license for an additional riverboat casino to be located approximately 70 miles from our facilities in Louisville. In November 1998, the world's largest riverboat casino, RDI/Caesars, began operating approximately 10 miles from the Churchill Downs racetrack and Louisville Sports Spectrum. We experienced some decreases in attendance and pari-mutuel wagering at the Louisville Sports Spectrum during 1999 as compared to 1998. However, we experienced an increase in pari-mutuel wagering on Churchill Downs races during the same period. Independent industry and academic studies suggest, however, that the Churchill Downs racetrack could experience a material adverse impact on attendance and wagers when the RDI/Caesars riverboat is operating at full capacity and has established itself in the market. Our Merrillville Sports Spectrum has also been adversely affected by casino riverboats operating in Indiana on Lake Michigan and in Illinois near Chicago. Calder Race Course faces competition from Miami-area cruise ships that permit off-shore gambling. Increased competition from casinos operating in our markets could lower our revenues and profits.

         LAND-BASED CASINOS. Several Native American tribes in Florida have expressed interest in opening casinos in southern Florida which could compete with Calder Race Course. Recently, the Pokagon Band of the Potawatomi Indian Tribe expressed interest in establishing a land-based casino in northeastern Indiana or southwestern Michigan. The State of Michigan has approved the Pokagon Band's proposal to develop a casino in New Buffalo, Michigan, which is approximately 45 miles from our Merrillville facility. Card club casinos in California compete with our operations and the California legislature recently adopted legislation that authorizes

Native Americans to open casinos in California. Increased competition from these casinos could lower our revenues and profits.

         STATE LOTTERIES. We face significant competition from state lotteries. State lotteries benefit from numerous distribution channels, ranging from supermarkets to convenience stores, and from frequent and extensive advertising campaigns. We do not have the same access to the gaming public or the advertising resources available to state lotteries.

         ON-LINE AND INTERNET BETTING. We face significant competition from gaming companies that operate on-line and Internet-based gaming services. These services allow patrons to wager on a wide variety of sporting events from home. Unlike most on-line and Internet-based gaming companies, our business requires significant and ongoing capital expenditures for both its continued operation and expansion. We cannot offer the same number of gaming options as on-line and Internet-based gaming companies. We also face significantly greater costs in operating our business compared to these gaming companies. The inability to compete successfully with on-line and Internet-based gaming companies could lower our revenues and profits.

OUR GAMING ACTIVITIES ARE EXTENSIVELY REGULATED.

         LICENSING. The operation of gaming facilities is subject to extensive state and local regulation. We depend on continued state approval of legalized gaming in states where we operate. Our wagering and racing facilities must meet the licensing requirements of various regulatory authorities, including the Kentucky Racing Commission, the Indiana Horse Racing Commission, the Florida
Department  of Business  and  Professional  Regulation  Division of  Pari-Mutuel
Wagering and the California Horse Racing Board. As part of this regulation, licenses to conduct live horse racing and to participate in simulcast wagering are granted annually. The Churchill Downs racetrack and Ellis Park compete with the other racetracks in Kentucky for racing dates. Although state law requires that the Kentucky Racing Commission consider and seek to preserve each racetrack's customary live race dates, there can be no guarantee that the number of racing days each track receives, or the dates in which racing can occur, will not vary from year to year.

In California, licenses to conduct Thoroughbred racing and to participate in simulcasting are approved annually by the California Horse Racing Board. Although generally there is no substantial change from year to year in the racing dates awarded to each racetrack, there is no assurance that such dates will not vary from year to year.

In Florida, the Division of Pari-Mutuel Wagering approves annual licenses for Thoroughbred, Standardbred and Quarter Horse races. Tax laws in Florida currently discourage the three Miami-area racetracks in Florida from applying for licenses for race dates outside of their traditional racing season, which currently do not overlap. Effective July 1, 2001, a new tax structure will eliminate this deterrent. Accordingly, Calder Race Course may face direct competition from other Florida racetracks in the future. This competition could lower our revenues and our profits.

Hoosier Park is currently the only facility licensed to conduct live horse racing in Indiana. The Indiana Horse Racing Commission has the authority to grant additional licenses to conduct live horse racing. If additional licenses are granted, the number of live racing days allocated to Hoosier Park could be reduced, or we could compete directly with the new tracks depending on their location. Additional licensed facilities would also compete with our off-track wagering facilities and would receive a portion of the subsidy we currently receive from the admission fee charged on Indiana riverboats. Any reduction in the number of live racing dates or the presence of a new track in Indiana could significantly limit the number of races we conduct or could significantly lower our revenues and profits. In December 1999, the Indiana Horse Racing Commission accepted an application from a group of investors who seek to build a Standardbred racetrack in Lawrence, Indiana. The application is now in the review process. The Indiana Horse Racing Commission is expected to act on the application during August, 2000. It is our belief that the Indianapolis market cannot support two racetracks, and Hoosier Park has submitted market data to counteract the proposal. The addition of a second racetrack in Indiana could potentially impact Hoosier Park's share of the riverboat admissions revenue, create an increase in competition in the market and reduce the quality of racing. The addition of a second racetrack could result in an adverse impact on long term profitability of the facility.

To date, we have obtained all governmental licenses, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we may be unable to maintain our existing licenses. The loss of our licenses, registrations, permits or approvals may materially limit the number of races we conduct and could lower our revenues and profits.

         EFFECT ON OUR BUSINESS STRATEGY. Any expansion of our gaming operations will likely require various additional licenses, registrations, permits and approvals. The approval process can be time-consuming and costly, and there is no assurance of success. The high degree of regulation of the gaming industry is a significant impediment to our growth strategy, especially in the area of interactive home wagering, known as telephone account wagering. Account wagering allows customers to wager on racing from their homes via a closed loop subscriber-based system, such as the Television Games Network ("TVG"). Though state account wagering legislation is increasing, currently it is specifically authorized in only 10 states. Unless more states change their laws to permit account wagering, our expansion opportunities in this market will be limited. The Internet Gambling Prohibition Act ("H.R.3125"), which seeks to impose criminal penalties for conducting wagering over the Internet, is currently pending before the United States Congress. Though the Act would ban unfettered free and open access to wagering via the Internet, it currently exempts "any otherwise lawful, state-regulated pari-mutuel wagering activities... conducted on a closed loop, subscriber-based service" authorized by an individual state. This bill passed the Senate unanimously, but recently failed to garner the two-thirds majority necessary to pass the House of Representatives in a suspension calendar. The House Rules Committee will now have to act on the bill to bring it back to the House floor for consideration by the entire House, possibly in the Fall 2000. Passage of this Act without the exemption language would limit our opportunities for growth in the in-home market. The opening of new wagering facilities may also depend on our ability to secure the required state and local licenses, permits and approvals, which in some jurisdictions may be limited in number or require legislative relief from existing laws or voter approval.

         NATIONAL GAMBLING IMPACT STUDY COMMISSION. Congress established a National Gambling Impact Study Commission to study comprehensively the social and economic impact of gambling in the United States. The National Commission reported its findings and conclusions, together with recommendations for legislative and administrative actions, on June 18, 1999. In its report, the
National Commission concluded that the gambling industry should be closely regulated and recommended "a pause in the expansion of gambling," including in the area of Internet gaming, to allow time for assessment of the costs and benefits of the industry. Although the recommendations of the National Commission could result in the enactment of new laws or the adoption of new regulations which could adversely impact Churchill Downs and the gaming industry in general, we are unable at this time to determine the ultimate effect of the recommendations. Representatives of the United States Department of Justice have also recently expressed the view that the existing simulcast practices of the industry could create issues under current Federal law.

         TAXATION. We believe that the prospect of raising significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are subject to significant taxes and fees in addition to normal federal, state and local income taxes. We currently pay a significant amount of gaming related taxes and fees. These taxes and fees could increase at any time. From time to time, legislators have proposed  the  imposition  of a  federal  tax  on  gross  gaming  revenues.  Any
additional  taxes  could  materially  lower  the   profitability  of  the  taxed
operations.

HOOSIER PARK DEPENDS ON A SUBSIDY FROM RIVERBOAT CASINO ADMISSIONS IN INDIANA.

The Indiana horse racing industry currently receives a $0.65 subsidy from each $3.00 admission ticket to Indiana riverboat casinos. Hoosier Park benefits from this subsidy in a variety of different ways. Indiana law requires that this subsidy be spent as follows: 40% for purse expenses; 30% for racetrack operators; 20% for breed development; and 10% for approved advertising costs. As the only racetrack in Indiana, Hoosier Park receives all of the subsidy allocated to purse expenses, racetrack operators and advertising costs. In November 1999, the Company and the Indiana Horse Racing Commission agreed to a $6.8 million annual limit on Hoosier Park's share of the subsidy. In 1999, the amount of the racetrack operator subsidy allocated to Hoosier Park was approximately $7.4 million. If the Indiana Horse Racing Commission grants a license for an additional racetrack, our portion of the direct subsidy would be reduced. The Indiana legislature has considered reducing or eliminating the subsidy. It is likely that additional legislation seeking to reduce or eliminate the subsidy will be brought before the legislature in the future. Any reduction in the subsidy or the approval of additional

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



racetracks could significantly reduce the funding from the subsidy for our operations at Hoosier Park and potentially reduce the number of live racing dates that we could support or cause a complete and permanent shutdown of the facility.

WE MAY NOT BE ABLE TO ATTRACT QUALITY HORSES AND TRAINERS.

To provide high quality horse racing, we must attract the country's top horses and trainers by offering competitive purses. Our success in attracting the top horses and trainers largely depends on our ability to offer competitive purses. The number of top horses available for racing is affected by a range of factors, including the market for race horses and the number of foals born each year. Any decline in the number of suitable race horses could prevent us from attracting top horses and trainers and may require us to reduce the number of live races we present. A reduction in suitable race horses could force us to increase the size of our purses or other benefits we offer, to conduct fewer races or to accept horses of a lower quality.

WE MAY NOT BE ABLE TO EXECUTE OUR ACQUISITION STRATEGY.

We intend to pursue an aggressive growth strategy, largely through acquisitions. The expansion of our operations through acquisitions depends on numerous factors, including our ability to identify potential acquisition targets, to negotiate acceptable acquisition terms and to obtain the necessary financing. In pursuing our growth strategy, we will compete for acquisition targets with gaming companies with significantly greater capital resources. We may be unable to identify additional acquisition candidates, obtain the necessary financing or successfully bid for any potential acquisition target. Any failure to successfully execute our acquisition strategy could prevent us from achieving our strategic business initiatives.

WE MAY EXPERIENCE DIFFICULTY INTEGRATING ACQUIRED BUSINESSES AND MANAGING OUR OVERALL GROWTH.

The integration into our operations of acquired businesses will require a significant dedication of management resources and an expansion of our information systems. This dedication may distract us from day-to-day business. These acquisitions have significantly expanded, and are expected to continue to expand, our operations. We may not be able to manage effectively the larger operations. We plan to continue pursuing expansion opportunities. We will face continuing challenges in managing and integrating other gaming operations that we may acquire in the future, particularly in identifying and recruiting talented managers for our new facilities. These factors may result in less efficient and more costly operations as well as a failure of management to focus on important issues.

In particular, the integration of our operations with Arlington may be difficult and lead to adverse effects. Realization of the anticipated benefits of the Arlington mergers will depend in part on whether we can integrate the operations of Arlington in an efficient and effective manner. Successful integration will require combining the companies' respective:

    - management cultures;

    - strategic goals; and

    - business development efforts.

We may not accomplish this integration smoothly or successfully. The diversion of the attention of management to the integration effort could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and Churchill Downs and Arlington may have difficulties retaining key managerial personnel. If the combined company is unable to address any of the foregoing risks, it could materially harm the combined company's business and impair the value of the combined company's stock.


WE MAY NOT BE ABLE TO COMPLETE EXPANSION PROJECTS ON TIME, ON BUDGET OR AS PLANNED.

We may seek to further develop our racetracks and possibly expand our other gaming properties. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. We may not successfully complete any currently contemplated or future expansion projects. If we proceed to develop our facilities, we face numerous risks that could require substantial changes to our plans, including time frames or projected budgets. These risks include the ability to secure all required permits and the resolution of potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforseen engineering or environmental problems, work stoppages, weather interference and unanticipated cost overruns. Even if completed, our expansion projects may not be successful.

WE EXPERIENCE SIGNIFICANT SEASONAL FLUCTUATIONS IN OPERATING RESULTS.

We experience significant fluctuations in quarterly and annual operating results due to seasonality and other factors. We have a limited number of live racing days at our racetracks, and the number of live racing days varies from year to year. The number of live racing days we have directly affects our operating results. A significant decrease in the number of live races could materially lower our revenues and profits. Our live racing schedule also dictates that we earn a substantial portion of our net earnings in the second quarter of each year, when the Kentucky Derby and the Kentucky Oaks races usually are run on the first weekend in May. In 2000, these races accounted for approximately 11.5% of on-track pari-mutuel wagering at the Churchill Downs racetrack and 31% of total on-track attendance during the Spring Meet at the Churchill Downs racetrack.

OUR BUSINESS DEPENDS ON PROVIDERS OF TOTALISATOR SERVICES.

In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by United Tote Company, Autotote Services, Inc. and AmTote International, Inc. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. These are the only three vendors that provide this service in North America. The loss of any one of these vendors as a provider of this critical service would decrease competition and could result in an increase in the cost to obtain these services. Additionally, the failure of totalisator companies to keep their technology current could limit our ability to serve patrons effectively or develop new forms of wagering. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

WE MAY BE HELD RESPONSIBLE FOR CONTAMINATION, EVEN IF WE DID NOT CAUSE THE CONTAMINATION.

Our business is subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. In addition, environmental laws and regulations could hold us responsible for the cost of cleaning up hazardous materials contaminating real property that we own or operate or properties at which we have disposed of hazardous materials, even if we did not cause the contamination. We believe that we are currently in compliance with the applicable environmental laws and have no material cleanup obligations. However, if we fail to comply with environmental laws or if contamination is discovered, a court or government agency could impose severe penalties or restrictions on our operations or assess us with the costs of taking remedial actions.

WE DEPEND ON KEY PERSONNEL.

We are highly dependent on the services of Thomas H. Meeker, President and Chief Executive Officer, John R. Long, Executive Vice President and Chief Operating Officer, and Robert L. Decker, Executive Vice President and Chief Financial Officer. If we lose the services of any of these individuals, our operations could be disrupted. We have entered into employment agreements with Messrs. Meeker and Decker.

OUR STOCK PRICE IS VOLATILE.

The market price of our stock has been volatile and may continue to be volatile. Fluctuations in our operating profits, our announcement of new wagering and gaming opportunities, the passage of legislation affecting racing or gaming and developments affecting the racing or gaming industries generally may have significant effects on the market price of our stock. Moreover, the historical daily volume of shares of our stock traded has been low, so relatively small changes in daily trading volume may significantly affect our stock price. In addition, publicly held racing companies have experienced price and trading volume fluctuations that are often unrelated to the particular company's financial conditions or operating results. A shift in market valuations of publicly held racing or gaming companies could adversely affect the market price of our common stock, regardless of our financial condition or operating results.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER, OUR BYLAWS AND OTHER FACTORS MAY INHIBIT TAKEOVERS.

Several factors could inhibit an acquisition of Churchill Downs by a third party. Our amended and restated articles of incorporation provide that the board of directors is to consist of three approximately equal classes of directors, of which one class is elected annually. Directors on our board each serve for a term of three years. This staggered term structure hinders the ability to acquire control through a proxy contest. Our bylaws limit a shareholder's right to call special meetings. The bylaws also require advance notice of shareholder nominations for directors and shareholder proposals to be considered at our annual meeting. These provisions in the articles and bylaws limit the ability of shareholders to take actions that would facilitate an acquisition of Churchill Downs. We also have a shareholder rights plan. This plan is designed to discourage third parties from trying to acquire Churchill Downs without the consent of its board of directors. All of these factors may make it more difficult for a third person to acquire, or may discourage a third party from trying to acquire, our stock. This could limit the price that some investors might be willing to pay for our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C.
20549 and at the Regional Offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains our SEC filings and reports, proxy and information statements, and other information regarding registrants.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the portions of the Company's Proxy Statement for the 2000 Annual Shareholders' Meeting that we incorporated by reference into the 10-K;

     2.   Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
2000;

     3. Current Reports on Form 8-K filed February 28, 2000, May 10, 2000, June 23, 2000, July 27, 2000 and July 28, 2000;

     4. Current Reports on Form 8-K/A filed April 29, 1999 (as amended by Form 8-K/A filed June 18, 1999) and September 23, 1999 (as amended by Form 8-K/A filed November 24, 1999) and the portions of the Company's Proxy Statement for a Special Meeting of Shareholders to be held September 8, 2000 under the captions "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Financial Statements of Arlington International";

     5. The description of the Company's Common Stock, no par value, contained in the Current Report on Form 8-K dated December 14, 1998, and any amendment or report filed for the purpose of updating such description; and

     6. The description of the Company's Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed March 20, 1998 pursuant to Section 12(g) of the 1934 Act, as amended on Form 8-A/A filed June 30, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Chantelle Kammerdiener
                           Director of Investor Relations
                           Churchill Downs Incorporated
                           700 Central Avenue
                           Louisville, Kentucky  40208
                           (502) 636-4400

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         We are a leading pari-mutuel horse racing company and a leading provider of live racing programming content for the growing simulcast wagering market. We currently simulcast our races to over 1,000 locations in 41 states and nine countries. We operate five racetracks and four remote simulcast facilities that accept wagers on our races as well as on races simulcast from other locations. Our flagship operation, the Churchill Downs racetrack, has conducted Thoroughbred racing continuously since 1875, and is internationally known as home of the Kentucky Derby. Through our subsidiary, Hoosier Park, L.P., we are the majority owner and operator of Hoosier Park in Anderson, Indiana, which conducts Thoroughbred, Quarter Horse and Standardbred horse racing. In February 2000, we entered into an agreement to sell 26% of our interest in Hoosier Park, which would leave us with a 51% interest. In April, 1998, we acquired from the selling stockholder Racing Corporation of America, which owns through a subsidiary Ellis Park Race Course in Henderson, Kentucky. In April, 1999, we acquired Calder Race Course in Miami, Florida. In September, 1999, we acquired Hollywood Park Racetrack and the Hollywood Park Casino in Inglewood, California.

                 Churchill Downs was organized as a Kentucky corporation in 1928. Our principal executive offices are located at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208, and our telephone number is (502) 636-4400. Our web site address is www.kentuckyderby.com.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the common stock will go to the selling stockholder. Accordingly, we will not receive any proceeds from the sale of the common stock.


                               SELLING STOCKHOLDER

         The selling stockholder is TVI Corp. The selling stockholder's address is 24100 Chagrin Blvd., Suite 340, Beachwood, Ohio 44122. Pursuant to a Stock Purchase Agreement dated March 28, 1998, between us and the selling stockholder, and an Agreement and Plan of Merger dated April 17, 1998 by and among Churchill Downs, our wholly-owned subsidiary RCA Acquisition Company, and Racing Corporation of America, we issued 200,000 shares of our common stock to the selling stockholder and paid the selling stockholder a cash payment of $17,150,000 for the selling stockholder's wholly-owned subsidiary Racing
Corporation of America. Pursuant to the Stock Purchase Agreement and the Agreement and Plan of Merger, on June 18, 1998 our Board of Directors appointed the selling stockholder's President, Daniel Harrington, to serve as a director of Churchill Downs subject to reelection by our shareholders at the next annual meeting of shareholders. Mr. Harrington was reelected at the June 1999 annual meeting of shareholders for a term expiring in 2002. The selling stockholder holds no other position or office and has had no other material relationship with us (or any of our predecessors or affiliates) within the past three years. The selling stockholder owned 233,300 shares of common stock prior to this offering, or approximately 2.36% of our common stock as of August 8, 2000, 200,000 of which are being offered by this prospectus. We cannot estimate the amount of the common stock that will be held by the selling stockholder upon termination of this offering, because the selling stockholder may offer all, part or none of the common stock it holds pursuant to the offering contemplated by this prospectus and because the offering is not being underwritten on a firm commitment basis.


                              PLAN OF DISTRIBUTION

         The selling stockholder may offer or sell any or all of its shares from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of these methods of sale. The selling stockholder may also include donees or pledgees selling shares received from the selling stockholder after the date of this prospectus.

         The selling stockholder may sell its shares at various times in one or more of the following transactions:

         - a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         Sales may be made on the Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated prior to the sale. In addition, any securities covered by this prospectus which qualify for sale pursuant to SEC Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling stockholder and any underwriters, dealers or agents that participate in the distribution of its shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any profit on the sale of their shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholder may sell its shares from time to time in one or more transactions at a fixed offering price, at varying prices determined at the time of sale or at negotiated prices. Prices will be determined by the selling stockholder or by an agreement between the selling stockholder and underwriters or dealers. Brokers or dealers acting in connection with the sale of common stock contemplated by this prospectus may receive fees or commissions in connection with stock sales.

         At the time a particular offer of common stock is made, to the extent required by the SEC, a supplement to this prospectus will be distributed which will identify and set forth the following:

         - the aggregate number of shares of common stock being offered and the terms of the offering;

         -  the name or names of any underwriters, dealers or agents;

         -  the  purchase  price  paid  by  any   underwriter  for  the  selling
         stockholder's shares;

         - any discounts, commissions and other items constituting compensation from the selling stockholder;

         - any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public; and

         - if the selling stockholder notifies the Company that a donee, pledgee, transferee or other successor in interest intends to sell more than 1,000 shares.

         If necessary, a supplement to this prospectus and a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock.

         Under applicable rules and regulations of the Securities and Exchange Act of 1934, any person engaged in a distribution of common stock may not simultaneously engage in market making activities with respect to the common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholder and any person participating in the distribution of its shares will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, the rules and regulations under Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

         In order to comply with certain states securities laws, if applicable, the selling stockholder will only sell its shares through registered or licensed brokers or dealers. In certain states, the selling stockholder may need to register or qualify for sale its shares in that state, unless an exemption from registration or qualification is available.

                          DESCRIPTION OF CAPITAL STOCK

         Our amended and restated articles of incorporation authorize us to issue up to 50,000,000 shares of common stock, no par value per share, and 250,000 shares of preferred stock, no par value per share. As of August 8, 2000, 9,865,449 shares of common stock were outstanding. The holders of our common stock have the right to one vote per share on all matters which require their vote, except that in the election of directors, each holder of common stock has as many votes as results from multiplying the number of shares held by the shareholder by the number of directors to be elected. Each common shareholder may divide the total number of votes the shareholder is entitled to cast among the total number of directors to be elected, or distribute the votes among any lesser number in any proportions the holder determines. The board of directors is divided into three approximately equal classes. Each class serves for a term of three years, with one class up for election each year. Subject to rights of any preferred shareholders, common shareholders have the right to receive any dividends that the board of directors declares. If we liquidate, dissolve or wind up our business, we will pay our preferred shareholders, if any, before we pay our common shareholders, subject to the rights of creditors. We will distribute the remaining available assets to our common shareholders, in proportion to the number of shares that each common shareholder holds. Shares of common stock are not redeemable and do not have subscription, conversion or preemptive rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

         The board of directors may issue shares of the preferred stock from time to time, in one or more series, without shareholder approval. The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock. The issuance of preferred stock may delay, defer or prevent a change in control of Churchill Downs without further action by the shareholders. It may also decrease the voting power and other rights of the holders of common stock and may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding.

         Under our shareholder rights plan, which we adopted on March 19, 1998, we declared a dividend of one preferred stock purchase right for each outstanding share of common stock and each share of common stock issued after that date. The rights are transferable with the common stock until they become exercisable. The rights will not be exercisable until the distribution date described in the plan. The rights expire on March 19, 2008 unless we redeem them earlier. When a right becomes exercisable, it entitles the holder to purchase from us 1/1000th of a share of preferred stock at a purchase price of $80, subject to adjustment in certain circumstances. Under the rights plan, the plan distribution date will not occur until any person or group acquires or makes a tender offer for 15% or more of our outstanding common stock.

         Until the plan distribution date, the rights will be evidenced by the certificates for common stock registered in the names of holders. As soon as practical following the plan distribution date, we will mail separate certificates evidencing the rights to common shareholders of record. Until a right is exercised, the holder has no rights as a shareholder of Churchill Downs.

         If any person or group acquires 15% or more of our common stock, rights holders will be entitled to buy, for the purchase price, that number of 1/1000ths of a preferred share equivalent to the number of shares of common stock that at the time have a market value of twice the purchase price. If we are acquired in a business combination, rights holders will be entitled to buy, for the purchase price, that number of shares of the acquiring corporation that, at the time, have a market value of twice the purchase price. The board has the right to redeem the rights in certain circumstances for $0.01 per right, subject to adjustment.

         In connection with our acquisition of Arlington International Racecourse, we have amended the terms of the rights plan, so that Duchossois Industries will only be considered an "Acquiring Person" (as defined in our rights plan) when Duchossois Industries, alone or together with its affiliates and associates, beneficially owns more than 31% of our common stock then outstanding plus the shares of our common stock subject to a voting agreement entered into by certain of our directors in connection with the acquisition. The amendment also provides that any shareholder of Duchossois Industries will only become an "Acquiring Person" when Duchossois Industries and its shareholders, alone or together with their affiliates and associates, beneficially own more than 31% of our common stock then outstanding plus our common stock subject to the voting agreement referred to above. The percentage applicable to the exclusion from the definition of "Acquiring Person" for Duchossois Industries and its shareholders shall be automatically reduced from time to time, but in no event to less than 15%, to that percentage of the then outstanding shares of our common stock beneficially owned by Duchossois Industries and its shareholders, alone or together with their affiliates and associates, but only if such percentage is less than the percentage of our common stock beneficially owned by Duchossois Industries and its shareholders at the time we complete the acquisition.

         The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire Churchill Downs and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent shareholder interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders.

         The Kentucky Business Corporation Act contains a business combination statute which prohibits Kentucky corporations from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approved the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five year period and then only with the approval of 80% of the outstanding shares and 66 2/3% of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements.


                                  LEGAL MATTERS

         Wyatt, Tarrant & Combs, Louisville, Kentucky, will issue an opinion about the legality of the shares of common stock offered by this prospectus for us and the selling stockholder.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Churchill Downs Incorporated for the year ended December 31, 1999 and the audited historical financial statements of Calder Race Course, Inc. and Tropical Park, Inc. incorporated in this prospectus by reference to Churchill Downs Incorporated's Report on Form 8-K/A dated June 18, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The combined financial statements of the Hollywood Park Race Track and Casino as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference to Churchill Downs Incorporated's Report on Form 8-K/A dated November 24, 1999 have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The combined financial statements of Arlington International Racecourse, Inc. as of December 31, 1999, 1998 and 1997, and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference to portions of Churchill Downs Incorporated's Proxy Statement for a Special Meeting of Shareholders to be held September 8, 2000, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemized statement of all expenses to be borne by the Company in its registration of the shares registered hereunder. The selling stockholder will be responsible for any and all selling commissions and similar brokerage charges in connection with the sale of the shares registered hereunder. All amounts are estimated, except for the SEC registration fee.

                  SEC registration fee            $1,205.95
                  Legal Fees and Expenses         $15,000
                  Accounting Fees and Expenses    $15,000
                  Miscellaneous                   $1,000

                     Total                        $32,205.95

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XI of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act. Under this Article, directors generally will be personally liable to the Registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions.

         The Restated Bylaws of the Registrant require the Registrant to indemnify, and permit the advancement of expenses to, each director, officer, employee or agent of the Registrant, and his executors, administrators or heirs, who was or is made, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of the Registrant for the costs of such proceeding to the fullest extent expressly permitted or required by the statutes of the Commonwealth of Kentucky and all other applicable law.

         The Restated Bylaws of the Registrant further provide for indemnification and advancement of expenses to the aforementioned persons by action of the Board of Directors in such amounts, on such terms and conditions, and based upon such standards of conduct as the Board of Directors may deem to be in the best interests of the Registrant.

         The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

         Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

         [1]      He conducted himself in good faith; and

         [2]      He reasonably believed

                  (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and

                  (b) in all other cases, that his conduct was at least not opposed to its best interests.

         [3]      In the case of any criminal proceeding,  he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director:

                  (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

         ITEM 16.  EXHIBITS.

       EXHIBIT                        DESCRIPTION OF DOCUMENT

         4.1 Amended and Restated Articles of Incorporation of the Company are incorporated by reference to Exhibit 3(a) to the Company's Report on Form 10-K for the fiscal year ended December 31, 1999.

         4.2 Restated Bylaws of the Company are incorporated by reference to Exhibit 3 of the Company's Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

         4.3      Specimen  Stock  Certificate is  incorporated  by reference to
                  Exhibit 4(d) to the Company's Registration Statement on Form S-8, File No. 33-85012.

         4.4 Rights Agreement dated as of March 19, 1998, between the Company and Bank of Louisville is incorporated by reference to
                  Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 20, 1998 and to Exhibit 4.1 to the Company's Registration Statement on Form 8-A/A filed on June 30, 2000.

         5* Opinion and Consent of Wyatt, Tarrant & Combs as to the legality of the shares being registered.

         23.1     Consent of PricewaterhouseCoopers LLP.

         23.2     Consent of PricewaterhouseCoopers LLP.

         23.3     Consent of Arthur Andersen LLP.

         23.4     Consent of Arthur Andersen LLP.

         23.5     Consent of Wyatt, Tarrant & Combs (included in Exhibit 5).

         24 Power of Attorney (included on the signature page of the Registration Statement).

* To be filed by amendment

ITEM 17.  UNDERTAKINGS.

         The undersigned Company hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      to include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on August 8, 2000.

                                        CHURCHILL DOWNS INCORPORATED


                                        By /S/ THOMAS H. MEEKER
                                           Thomas H. Meeker, President and
                                           Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Meeker and Rebecca C. Reed, and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on the 8th day of August, 2000 in the capacities indicated:

SIGNATURE                                   TITLE


/S/ THOMAS H. MEEKER               President, Chief Executive
Thomas H. Meeker                   Officer (Principal Executive
                                   Officer) and Director

/S/ ROBERT L. DECKER               Executive Vice President and
Robert L. Decker                   Chief Financial Officer
                                   (Principal Financial Officer)


/S/ MICHAEL E. MILLER              Senior Vice President, Finance
Michael E. Miller                  (Principal Accounting Officer)


/S/ CHARLES W. BIDWILL, JR.
Charles W. Bidwill, Jr.            Director


/S/ WILLIAM S. FARISH
William S. Farish                  Director


/S/ J. DAVID GRISSOM
J. David Grissom                   Director


/S/ SETH W. HANCOCK
Seth W. Hancock                    Director


/S/ DANIEL P. HARRINGTON
Daniel P. Harrington               Director


/S/ G. WATTS HUMPHREY, JR.
G. Watts Humphrey, Jr.             Director


/S/ FRANK B. HOWER, JR.
Frank B. Hower, Jr.                Director


/S/ BRAD M. KELLEY
Brad M. Kelley                     Director


/S/ CARL F. POLLARD
Carl F. Pollard                    Director

/S/ DENNIS D. SWANSON
Dennis D. Swanson                  Director

/S/ DARRELL R. WELLS
Darrell R. Wells                   Director

                                INDEX TO EXHIBITS

  EXHIBITS                          DESCRIPTION                            PAGE

4.1         Amended and Restated Articles of Incorporation of the
            Company are incorporated by reference to Exhibit 3(a) to the Company's Report on Form 10-K for the fiscal year ended December 31, 1999.

4.2 Restated Bylaws of the Company are incorporated by reference to Exhibit 3 of the Company's Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

4.3         Specimen Stock Certificate is incorporated by reference to
            Exhibit 4(d) to the Company's Registration Statement on Form S-8, File No. 33-85012.

4.4 Rights Agreement dated as of March 19, 1998, between the Company and Bank of Louisville is incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 20, 1998, and to Exhibit 4.1 to the Company's Registration Statement on Form 8-A/A filed
            June 30, 2000.

5* Opinion and Consent of Wyatt, Tarrant & Combs as to the legality of the shares being registered.

23.1        Consent of PricewaterhouseCoopers LLP.                           33

23.2        Consent of PricewaterhouseCoopers LLP.                           34

23.3        Consent of Arthur Andersen LLP.                                  35

23.4        Consent of Arthur Andersen LLP.                                  36

23.5        Consent of Wyatt, Tarrant & Combs (included in Exhibit 5).

24 Power of Attorney (included on the signature page of the Registration Statement).

* To be filed by amendment

                                      II-9